SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 18, 2014

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	0-22750	33-02224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3777 Willow Glen Drive
El Cajon, California 92019-4601
(Address of principal executive office)
Issuer's telephone number:  (619) 881-2800

Section 8   Other Events

Item 8.01  Other Events

Royale Energy’s acquisition of lease acreage and conduct of seismic surveys for shale liquids on the North Slope of Alaska was the subject of a news article appearing in the Petroleum News on May 18, 2018.  The news article is attached to this Report as Exhibit 99.1

Section 9   Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibit 99.1  News Article

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: May 21, 2012	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer and Chief Financial Officer

Royale planning 2015 program - May 18, 2014 - Petroleum News http://www.petroleumnews.com/pnads/396419630.shtml

Bay, in 1983.

The $1 billion well was the most expensive dry hole in history. Sohio picked Abdel-Rahman to lead a post-mortem investigation. "At the time it was not fashionable to talk about biomarkers - organic compounds that are characteristic of the organisms from which the oil is generated - but we did biomarkers work in Mukluk and compared it to all the other oils that had been discovered on the North Slope. We found an astounding match of the Mukluk oil and Kuparuk oil," Abdel-Rahman told Petroleum News in early 2012, adding, "In my view there is no doubt that the Mukluk oil went to Kuparuk."

The work convinced Abdel-Rahman about the nature and location of the North Slope source rocks, which would have "charged" Prudhoe Bay, Kuparuk and other big fields.

While Royale claims to have been interested in Alaska source rock potential for some time, the company said that wanted to get more "internal infrastructure" in place before bidding on acreage. But after Great Bear Petroleum LLC took some 500,000 acres of source rock prospective acreage in an October 2010 lease sale, Royale decided it had better make its move. "We were caught by surprise when Great Bear Petroleum took that much acreage. It forced us to move quickly," Hosmer told Petroleum News in early 2012.

Even though Royale came in second, it believes it got a good land position. "Everything we picked is optimum for oil generation - in all three shales," Abdel-Rahman said.

The central North Slope is home to three stacked shales: the Triassic-age Shublik formation, the Jurassic-age Kingak shale and the Cretaceous-age Hue, or HRZ, shale.

Of those, Royale told Petroleum News that it was most excited about the Shublik, which the company believes in similar to the booming Bakken formation of North Dakota.

The company has said also intends to pursue conventional oil targets on its acreage.

Building a joint venture

Royale's exploration efforts since its initial lease acquisition have been measured.

By early 2012, Royale said it wanted to find a joint venture partner to help it drill as many as six wells the following winter - two wells on each of its three lease blocks.

In early 2013, Australia-based Rampart Energy Ltd. agreed to spend $43 million on exploration in return for a large stake in the Royale land position on the North Slope.

Under the deal, Rampart could earn a 10 percent working interest in the western block of leases by paying Royale $3.4 million in two chunks by deadlines in June and December 2013. Rampart could earn an additional 20 percent interest by acquiring 3-D seismic over both the western and central blocks by March 31, 2014, and could earn another 45 percent interest (for a total working interest of 75 percent) by drilling, testing and completing two wells, including horizontal sections into target formations, by March 31, 2015. The deal also allowed Rampart to earn a 75 percent working interest in the Central Block by completing a 3-D seismic survey and paying an additional $1.7 million by June 30, 2014.

Rampart has met the first targets, paying Royale $3.4 million last year and hiring SAE Exploration to conduct a 3-D seismic survey over 120 square miles of the North

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